UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2022

CUE HEALTH INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40590	27-1562193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address:
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
(Address of principal executive
offices)

Registrant's telephone number, including area code: (858) 412-8151

Former name or address, if changed since last report: Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HLTH	Nasdaq Global Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On June 30, 2022, Cue Health Inc., a Delaware corporation (the “Company”), entered into a loan and security agreement (the “Loan Agreement”) among the Company, the lenders from time to time party thereto and East West Bank, as collateral agent and administrative agent (“Agent”). The Loan Agreement provides for a $100.0 million secured revolving credit facility, with a $20.0 million letter of credit subfacility. The proceeds of the loans may be used by the Company for working capital and general corporate purposes. As of June 30, 2022, there were no revolving loans outstanding and $12.5 million aggregate face amount of letters of credit outstanding under the Loan Agreement, which reduces the availability to borrow under the revolving credit facility to $87.5 million..

The revolving loans are available subject to the Company maintaining an asset coverage ratio of not less than 1.20 to 1.00, measured as (x) the sum of specified cash and cash equivalents subject to liens in favor of Agent plus 80% of eligible accounts receivable less the amount of the Company’s outstanding sales tax liability to (y) the principal amount of the outstanding obligations under the Loan Agreement. The revolving commitments terminate and the principal amount of outstanding revolving loans, together with accrued and unpaid interest, is due and payable on June 30, 2024.

The revolving loans accrue interest at the greater of the prime rate and 3.50%. Interest on the revolving loans is payable monthly in arrears. The Company may borrow, prepay and reborrow revolving loans, without premium or penalty. The Company is required to pay a prepayment fee of 1.0% if the revolving commitments are terminated prior to the maturity date. The Company is also obligated to pay other customary fees for a loan facility of this size and type.

The Company’s obligations under the Loan Agreement are secured by substantially all of the Company’s assets, and will be guaranteed by, and secured by substantially all of the assets of, its future domestic subsidiaries. As of the closing date, there were no guarantors.

The Loan Agreement requires the Company to maintain a current ratio of not less than 1.20 to 1.00, measured quarterly. The Loan Agreement also requires the Company to maintain at least six months remaining liquidity, determined as set forth in the Loan Agreement, measured quarterly prior to the earlier of December 31, 2022 and the first date on which the Company’s aggregate cash and cash equivalents is less than $200.0 million, and monthly thereafter. Additionally, the Loan Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries to, among other things, dispose of assets, effect certain mergers, incur debt, grant liens, pay dividends and distributions on their capital stock, make investments and acquisitions, and enter into transactions with affiliates, in each case subject to customary exceptions for a loan facility of this size and type.

The events of default under the Loan Agreement include, among others, payment defaults, material misrepresentations, breaches of covenants, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, the occurrence of a material adverse effect, a change of control and judgment defaults. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Loan Agreement, the termination of the lenders’ commitments, a 2% increase in the applicable rate of interest and the exercise by Agent and the lenders of other rights and remedies provided for under the Loan Agreement or applicable law.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Loan Agreement set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of June 30, 2022, among Cue Health Inc., the lenders from time to time party thereto and East West Bank, as collateral agent and administrative agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Health Inc.

Date: July 1, 2022	By:	/s/ John Gallagher
	Name:	John Gallagher
	Title:	Chief Financial Officer

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